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XL Capital Ltd (the “Company”) One Bermudiana Road P.O. Box HM 2245 Hamilton HM JX Bermuda

5 August 2008

Dear Sirs

XL Capital Ltd. Form S-3 Registration Statement

We have acted as Cayman Islands counsel to the Company, a Cayman Islands exempted limited company, and are giving this opinion to you in connection with the Registration Statement (“Registration Statement”) on Form S-3 (File No. 333 130036) filed with the Securities and Exchange Commission on 1 December 2005, which became effective 1 December 2005 (“Effective Date”), covering the issuance and sale by the Company to the underwriters named in Schedule I to the Underwriting Agreement defined below (collectively, the “Underwriters”) of (i) 143,750,000 of the Company’s Class A Ordinary Shares, par value of US$0.01 per share (“Ordinary Shares”) (such 143,750,000 Ordinary Shares, the “Shares”) and (ii) 23,000,000 of the Company’s 10.75% Equity Security Units (the “Units” and together with the Shares the “Securities”). Each Unit has a stated amount of $25 and initially consists of (a) a contract (the “Purchase Contracts”) pursuant to which the holder agrees to purchase, for $25, Class A Ordinary Shares of the Company on August 15, 2011 (the “Issuable Ordinary Shares”) and (b) a 1/40, or 2.5%, ownership interest in a 8.25% senior note (the “Senior Notes”) issued by the Company due August 15, 2021 with a principal amount of $1,000. In connection with the issuance of the Units, the Company entered into the following agreements: (1) Fifth Supplemental Indenture (the

“Supplemental Indenture”), dated August 5, 2008, to the Indenture, dated as of June 2, 2004, between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), which governs the terms of the Senior Notes, (2) Purchase Contract Agreement (the “Purchase Contract Agreement”), dated August 5, 2008, between the Company and The Bank of New York Mellon, as Purchase Contract Agent (the “Purchase Contract Agent”), which governs the terms of the Purchase Contracts and (3) Pledge Agreement (the “Pledge Agreement”), dated August 5, 2008, by and among the Company and The Bank of New York Mellon, as Collateral Agent, Custodial Agent and Securities Intermediary, and The Bank of New York Mellon, as Purchase Contract Agent, which governs the terms of the pledge of the Senior Notes to secure the holders’ obligations under the Purchase Contracts.

Capitalized terms used herein but not defined herein have the respective meanings given to them in the Registration Statement.

The prospectus included in the Registration Statement at the Effective Date is hereinafter referred to as the “Base Prospectus”. The Base Prospectus, as supplemented by the Prospectus Supplement relating to the Units and the Ordinary Shares in the form dated 29 July 2008 first filed on 31 July 2008 with the Commission pursuant to Rule 424 (b) under the Securities Act of 1933, as amended, is hereinafter referred to together as the “Prospectus”.

We have examined the following:

1.

a copy as executed of the Underwriting Agreement (“Underwriting Agreement”) dated 29 July 2008 between the Company and the Representatives (as defined therein) of the several Underwriters pursuant to which the Company issued and sold to the Underwriters the Units and the Shares;

2.	a copy as executed of the Indenture dated as of 2 June 2004, as so supplemented by the Fifth Supplemental Indenture (as so supplemented, the “Indenture”);
3.	a copy as executed of each of the Purchase Contract Agreement and the Pledge Agreement;

4.

the Company’s Prospectus dated 1 December 2005 (the “Base Prospectus”) as supplemented by the Company’s Prospectus Supplement relating to the Units and the Shares in the form dated 29 July 2008 filed by the Company on 31 July 2008 pursuant to Rule 424(b) of the rules and regulations of the U.S. Securities and Exchange Commission (collectively, the “Prospectus”);

5.	a copy of the Certificate of Incorporation and Memorandum and Articles of Association of the Company as issued or registered with the Registrar of Companies in the Cayman Islands;
6.

a certified copy (by the secretary of the Company) of extracts of resolutions passed at meetings of the board of directors of the Company held on 25 July 2008 and of the Special Finance Committee of the board of directors of the Company held on 3 July 2003 and of the Pricing Committee of the board of directors of the Company held on 29 July 2008 (collectively the “Resolutions”) and the statutory corporate records of the Company maintained at its registered office in the Cayman Islands; and

7.	the Registration Statement.

The Underwriting Agreement, the Indenture, the Purchase Contract Agreement, the Senior Notes and the Pledge Agreement are hereinafter sometimes together referred to as the “Documents” and singly, a “Document”.

In giving this opinion, we have relied, upon the accuracy of a certificate of the secretary of the Company dated 5 August 2008 (“Secretary’s Certificate”) without further verification and have assumed the continuing accuracy of the Secretary’s Certificate as at the date of this opinion. We have assumed without independent verification:

(a)

the genuineness of all signatures, authenticity of all documents submitted to us as originals and the conformity with original documents of all documents submitted to us by telefax or as copies or conformed copies;

(b)	the Documents are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their respective terms under the laws of the

State of New York (by which they are expressly governed) and all other relevant laws (other than the laws of the Cayman Islands) and the choice of the laws of the State of New York as the governing law of the Documents is valid and binding under the laws the State of New York and all other relevant laws (other than the laws of the Cayman Islands);

(c)

the power, authority and legal right of all parties to the Documents (other than the Company) under all relevant laws and regulations (other than the laws of the Cayman Islands) to enter into, execute and perform their respective obligations under the Documents and that the Documents have been duly authorised, executed and delivered by or on behalf of all relevant parties (other than the Company);

(d)	as a matter of fact that the entry by the Company into the Documents and the transactions contemplated therein are bona fide in the best interests of the Company;
(f)

that all subscription monies due in respect of the Securities issued by the Company have been received by the Company pursuant to the relevant Documents and that the Securities have been paid for in full, duly completed, executed, issued and authenticated and delivered in accordance with, and as contemplated by, the provisions of the relevant Documents and the Securities have been issued and registered in the Company’s Register of Members in accordance with the Articles of Association of the Company;

(g)

that there are no matters of fact or law (other than matters of Cayman Islands law) affecting the enforceability of the Documents that have arisen since the execution of the Documents, which would affect the opinions expressed herein; and

(h)

that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions passed by the directors of the Company in meetings, that all interests of the Directors in the subject matter of the Resolutions, if any, have been declared and disclosed in accordance with the Articles of Association of the Company and that there is no matter affecting the authority of the directors to effect entry by the Company into the Documents, not disclosed by the Memorandum and Articles of Association or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein.

On the basis of the foregoing and subject to the qualifications below, we are of the opinion that:

1.

The Company has taken all necessary corporate action to authorise the execution, delivery and performance of the Underwriting Agreement, the Indenture and the Pledge Agreement and the transactions contemplated thereby and such Documents have been duly executed by or on behalf of the Company and constitute legal, valid and binding obligations of the Company enforceable in accordance with their respective terms.

2.

The Shares have been duly and validly authorised and are legally and validly issued and fully paid and non assessable and the shareholders will not be subject to further calls on their shares or liable to make further payments to the Company in respect of the nominal or par value of their shares in the event that the Company is wound up.

3.

Each of the Units, the Purchase Contract Agreement and Senior Notes has been duly authorized and executed by the Company, and when duly authenticated by the Trustee (with respect to the Senior Notes) or Purchase Contract Agent (with respect to the Units and Purchase Contracts) in accordance with the terms of the relevant Documents, each of the Units, Purchase Contracts and Senior Notes will constitute legal, valid and binding obligations of the Company enforceable in accordance with their respective terms.

4.

The Issuable Ordinary Shares have been duly authorized and reserved for issuance by the Company. When issued in accordance with the Purchase Contract Agreement, the Issuable Ordinary Shares will be legally and validly issued and fully paid and non assessable and the shareholders will not be subject to further calls on their shares or liable to make further payments to the Company in respect of the nominal or par value of their shares in the event that the Company is wound up.

The opinions expressed above concerning, in particular, the issue of the Company Securities and the enforceability of the Documents are, to the extent that Cayman Islands law might apply, subject to the following qualifications:

(a)

The enforcement of the Documents may be limited by applicable bankruptcy, insolvency, reorganisation, moratorium, limitation of actions, fraudulent dispositions or other similar laws relating to the enforcement of creditors rights generally and claims may become subject to the defence of set off or to counter claims.

(b)

Obligations or liabilities of the Company otherwise than for the payment of money may not be enforceable in a Cayman Islands court by way of such equitable remedies as injunction or specific performance which remedies are in the discretion of such court.

(c)

Any provisions requiring any party to pay interest on overdue amounts in excess of the rate (if any) payable on such amounts before they become overdue or to pay any additional amounts on prepayment of any sums due or to pay sums on breach of any agreement other than such as represent a genuine pre-estimate of loss may be unenforceable if held by a Cayman Islands court to be a penalty.

(d)

If any of the provisions of any of the Documents is held to be illegal, invalid or unenforceable, the severance of such provisions from the remaining provisions of such Document will be subject to the exercise of the discretion of a Cayman Islands court.

(e)

The courts of the Cayman Islands are likely to award costs and disbursements in litigation in accordance with the relevant contractual provisions in the Documents. There is some uncertainty, however, with regard to the recoverability of post-judgement costs which, if recoverable at all, are likely to be limited to an amount determined upon taxation or assessment of those costs pursuant to the Grand Court Rules 1995. In the absence of contractual provisions as to costs, the reasonable costs (as determined by taxation as aforesaid) of the successful party will normally be recoverable, subject to the limits laid down in guidelines made under such Rules as to the type and amount of fees and expenses that may be recovered. Such orders are in the discretion of the court and may be made to reflect particular circumstances of the case and the conduct of the parties.

(f)	To be enforceable in the courts of the Cayman Islands, stamp duty will be chargeable as follows:-
(ii)	on agreements in the sum of CI$2.00 each;
(iii)	on deeds, such as the Indenture, in the sum of CI$25.00 each; and
(iv)

on certain securities which constitute promissory notes, in the sum of CI$500 if paid on execution or, if the fixed sum of CI$500 is not paid on execution, at the ad valorem rate of CI$0.25 (US$0.30) for each CI$100 (US$121.95) covenanted to be paid thereunder with a maximum duty on each of the relevant Company Securities of CI$250.00 (US$304.88).

Ad valorem stamp duty is payable within 45 days of execution or, if executed outside of the Cayman Islands, within 45 days of an executed, completed and delivered original of such document being brought into the Cayman Islands, for example, for enforcement. Otherwise stamp duty is payable on execution in order to avoid penalties if such document is to be admitted in evidence in a Cayman Islands court.

(g)	Any provisions purporting to create rights in favour of, or obligations on, persons who are not party to the relevant Document may not be enforceable by or against such persons.
(h)

We express no opinion as to the effectiveness of the date of any Document if it is dated as of or with effect from a date prior to that on which it is authorised, executed and delivered by all parties thereto.

(i)

The entry by the Company into the Documents and the transactions contemplated therein should be of commercial benefit to the Company and determination of such benefit is a question of fact on which we express no opinion. The objects of the Company in its Memorandum of Association and pursuant to the Companies Law of the Cayman Islands are unrestricted and the transactions contemplated are therefore strictly speaking within the powers of the Company. It is possible that a Cayman Islands court would determine that a transaction which was of no commercial benefit to the Company was an abuse of the powers of the Directors of the Company and therefore voidable by the shareholders or a liquidator of the Company.

We are practising in the Cayman Islands and we do not purport to be experts on the laws of any other jurisdiction and we have made no investigation of, or express any opinion as to the laws of any jurisdiction other than the Cayman Islands. This opinion is based upon the laws of the Cayman Islands in effect at the date hereof and is given only as to the circumstances existing on the date hereof and known to us.

This opinion is intended solely for your benefit and that of Cahill Gordon & Reindel LLP as your legal advisors. You may give copies of this opinion to your legal advisors who may rely on it as though it were also addressed to them. It may not be relied upon by any other person although we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the headings “Legal Matters” and “Enforcement of Civil Liabilities Under United States Federal Securities Laws”. Our consent to such reference does not constitute a consent under Section 7 of the Act as, in consenting to such reference, we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under such Section 7 or under the rules and regulations of the Commission thereunder.

Yours

/s/ Appleby
Appleby